EXHIBIT 21.1

CREDENCE SYSTEMS CORPORATION

SUBSIDIARIES OF THE COMPANY

The following are wholly-owned or majority-owned subsidiaries of Credence Systems Corporation:

  Credence Systems KK, a Japanese company;

  Credence Systems International, Inc., a Barbados corporation;

  Fluence Technology, Inc. (formerly Test Systems Strategies, Inc.), a Delaware corporation;

  Opmaxx, Inc. (a wholly owned subsidiary of Fluence Technology, Inc.);

  Credence International Limited, Inc., a Delaware corporation;

  Credence Systems Korea, a South Korea company (a wholly owned subsidiary of Credence International Limited, Inc.);

  Credence Systems Armenia L.L.C., an Armenian limited liability company; and

  Innotech-Credence Corporation, a Japanese company (a joint venture with Innotech Corporation, majority owned by the Company).

  TMT, Inc., a California corporation (in the process of being merged with Credence);

  Modulations Instruments, Inc., a Colorado corporation;

  NewMillennia Solutions, Inc., a Delaware corporation;

  NewMillennia Solutions LLC, a California limited liability company;

  Credence Europa Limited, a private limited company in the United Kingdom;

  Credence Systems (UK) Limited, a private limited company in the United Kingdom (a wholly owned subsidiary of Credence Europa Limited);

  Credence Systems Europe GmbH, a German corporation (a wholly owned subsidiary of Credence Europa Limited);

  Dimensions Consulting, Inc., a California corporation.